Exhibit 3.3

Diginex Limited

A company incorporated in the Cayman Islands with registered number 406606
(the Company)

Written resolutions by all of the shareholders of the Company dated 26 July 2024

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1 Share subdivision

1.1 It is noted that the authorized share capital of the Company is USD50,000 divided into 480,000,000 ordinary shares of par value USD0.0001 each (the **Existing Ordinary Shares**), and 20,000,000 preferred shares of par value USD0.0001 each (the **Existing Preferred Shares**), of which 6,869,961 Existing Ordinary Shares and 1,291,910 Existing Preferred Shares are currently in issue as at the date hereof.

1.2 It is noted that the Company proposes that:

(a) each Existing Ordinary Share will be subdivided into two (2) new ordinary shares of USD0.00005 par value each (the **Ordinary Shares**); and

(b) each Existing Preferred Share will be subdivided into two (2) new preferred shares of USD0.00005 par value each (the **Preferred Shares**),

such that, the authorized share capital of the Company will become US$50,000 divided into 960,000,000 Ordinary Shares of USD0.00005 par value each and 40,000,000 Preferred Shares of USD0.00005 par value each (the **Share Subdivision**).

1.3 As a result of the Share Subdivision, the Company is proposing to amend Clause 8 of the Company's memorandum of association (the **Memorandum**) by deleting the existing Clause 8 in its entirety and replacing with the following new Clause 8 (the **Share Capital Clause Amendment**):

"8. The share capital of the Company is USD50,000 divided into 960,000,000 Ordinary Shares of USD0.00005 par value each and 40,000,000 Preferred Shares of USD0.00005 par value each. However, subject to the Companies Act (Revised) and the Company's articles of association, the Company has power to do any one or more of the following:

(a) to redeem or repurchase any of its shares; and

(b) to increase or reduce its capital; and

(c) to issue any part of its capital (whether original, redeemed, increased or reduced):

(i) with or without any preferential, deferred, qualified or special rights, privileges or conditions; or

(ii) subject to any limitations or restrictions

and unless the condition of issue expressly declares otherwise, every issue of shares (whether declared to be ordinary, preference or otherwise) is subject to this power; or

(d) to alter any of those rights, privileges, conditions, limitations or restrictions."

1.4 Pursuant to section 2.4 of the shareholders' agreement dated 15 July 2024 between, among others, the Company, Diginex Solutions (HK) Limited, Diginex USA LLC, and the Company's shareholders (the **Shareholders' Agreement**), in addition to such other approvals as maybe required under the Articles and the Companies Act (Revised) of the Cayman Islands (the **Companies Act**), the prior written approval of the Preferred Majority shall be required to effect any changes to the authorised or issued shares of the Company and any amendments to the memorandum and articles of association of the Company. 'Preferred Majority' is defined under the Articles to be the holder(s) of a majority of the issued and outstanding Preferred Shares.

1.5 Each Preferred Shareholder, by their signature to these written resolutions, has agreed that these unanimous written resolutions shall be deemed to be the written approval of the Preferred Majority under section 2.4 of the Shareholders' Agreement.

1.6 IT IS RESOLVED AS A SPECIAL RESOLUTION THAT,

(a) the Share Subdivision be and is hereby approved with immediate effect, such that the authorized share capital of the Company shall be changed to USD50,000 divided into 960,000,000 Ordinary Shares of USD0.00005 par value each and 40,000,000 Preferred Shares of USD0.00005 par value each;

(b) the Share Capital Clause Amendment be and is hereby approved with immediate effect;

(c) Ogier Global (Cayman) Limited, being the registered office provider of the Company (the **RO Provider**), be and is hereby authorised to (i) arrange the necessary filings with the Registrar of Companies of the Cayman Islands (the **Registrar**) to effect the Share Subdivision and registration of the Share Capital Clause Amendment and (ii) update the register of members of the Company to reflect the foregoing Share Subdivision; and

(d) if required, any Director, officer of the Company and/or the RO Provider be and is hereby authorised to sign, issue and delivery a new share certificate to the shareholders in respect of his shareholdings upon surrendering the existing share certificate (if any) to reflect the Share Subdivision.

2 General Authorisation

2.1 IT IS RESOLVED THAT, in connection with or to carry out the actions contemplated by the foregoing resolutions, any of the Director, officer or (if applicable) any attorney or duly authorised signatory of the Company (any such person being an "**Attorney**" or "**Authorised Signatory**" respectively) be, and such other persons as are authorised by any of them be, and each hereby is, authorised, in the name and on behalf of the Company, to do such further acts and things as the Director or officer or such duly authorised other person shall

deem necessary or appropriate, including to do and perform (or cause to be done and performed), in the name and on behalf of the Company, all such acts and to sign, make, execute, deliver, issue or file (or cause to be signed, made, executed, delivered, issued or filed) with any person including any governmental authority or agency, all such agreements, documents, instruments, certificates, consents or waivers and all amendments to any such agreements, documents, instruments, certificates, consents or waivers and to pay, or cause to be paid, all such payments, as any of them may deem necessary or advisable in order to carry out the intent of the foregoing resolutions, the authority for the doing of any such acts and things and the signing, making, execution, delivery, issue and filing of such of the foregoing to be conclusively evidenced thereby.

3 Ratification of prior actions

3.1 IT IS RESOLVED THAT any and all actions of the Company, or of any of the Directors or officer or any Attorney or Authorised Signatory, taken in connection with the actions contemplated by the foregoing resolutions prior to the execution hereof be and are hereby ratified, confirmed, approved and adopted in all respects as fully as if such action(s) had been presented to for approval and approved by, the shareholders of the Company (the **Shareholders**) prior to such action being taken.

[*Signature page to follow*]

These written resolutions of the Shareholders may be executed in counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Ordinary Shareholders

For and on behalf of
Rhino Ventures Limited

Signed by:
Miles Pelham
6B662450812044A...

By: Miles Pelham
Title: Director

For and on behalf of
Working Capital Innovation Fund II, L.P.

Signed by:
Dan Viederman
521669D99BBF40E...

By: Dan Viederman
Title: Partner

Signed by:
4C363AD31B51407...

Loretta Wong

Signed by:
Gerard Coenen
6948433DD59042F...

Gerard Coenen Gajardo

For and on behalf of
Hafnia SG Pte Ltd

DocuSigned by:
Perry Van Echtelt
6DDA6CA2B2E84E7...

By: Perry Van Echtelt
Title: Director

For and on behalf of
Nalimz Holdings Limited

DocuSigned by:
Joseph Zaja
12AA54DA4D464F4...

By: Joseph Zaja
Title: Director

Preferred Shareholder

For and on behalf of
HBM IV, Inc.

DocuSigned by:
Shea Wallon
C00D194872314D2...

By: Shea Wallon
Title: Vice President